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                                                                     Exhibit 5.1

                                   Jones Day
                              901 Lakeside Avenue
                             Cleveland, Ohio 44114


                                  May 19, 2003


Forest City Enterprises, Inc.
50 Public Square
Cleveland, Ohio 44113

          Re: $300,000,000 aggregate principal amount of 7.625% Senior Notes due June 1, 2015, to be Offered Through Underwriters

Ladies and Gentlemen:

     We are acting as counsel for Forest City Enterprises, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale of $300,000,000 aggregate principal amount of 7.625% Senior Notes due June 1, 2015 by the Company (the "Notes") to be issued pursuant to that certain Indenture (the "Indenture"), dated as of May 19, 2003, between the Company and The Bank of New York, as Trustee (the "Trustee") in accordance with the Pricing Agreement, dated May 14, 2003, (the "Pricing Agreement") by and among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, McDonald Investments Inc., A KeyCorp Company, NatCity Investments, Inc., ABN AMRO Incorporated, BNY Capital Markets, Inc., Comerica Securities, Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc. and U.S. Bancorp Piper Jaffray Inc. (collectively the "Underwriters"), and the Underwriting Agreement, dated March 11, 1998 (the "Underwriting Agreement"), by and among the Company and Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, McDonald & Company Securities, Inc. and Credit Lyonnais Securities (USA) Inc.

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to the Underwriters pursuant to the Underwriting Agreement and the Pricing Agreement against payment of the consideration therefor as provided for therein, the Notes will be validly issued and will constitute valid and binding obligations of the Company.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New

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York, the provisions of Chapter 1701 of the Ohio Revised Code, and the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Ohio or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K in order to supplement the Registration Statement No. 333-87378 on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act") and to the reference to us under the caption "Validity of the Notes" in the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Jones Day